EXHIBIT 99

Excerpt from p. S-4
Prospectus Supplement of Entergy Arkansas, Inc.
October 5, 2004

RECENT DEVELOPMENT

On September 23, 2004, Entergy Corporation, our parent company and the parent company of Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and other companies, announced that, based primarily on recent weather patterns and events, it expects its third quarter 2004 earnings to be less than that reported in the comparable period of 2003. Similarly, we expect our third quarter 2004 earnings to be significantly less than that reported in the comparable period of 2003 primarily as the result of weather in our service territory during the third quarter of 2004, which was significantly milder than experienced in more than a decade.